MET INVESTORS SERIES TRUST

AMENDMENT NO. 5 TO THE INVESTMENT ADVISORY AGREEMENT

(PIMCO Total Return Portfolio)

This Amendment No. 5 to the Investment Advisory Agreement (the “Agreement”) dated February 12, 2001, as amended January 11, 2007, February 1, 2008, May 22, 2008 and May 1, 2009, by and between MetLife Advisers, LLC, (successor to Met Investors Advisory LLC) (the “Adviser”), and Pacific Investment Management Company LLC (the “Subadviser”) with respect to the PIMCO Total Return Portfolio, a series of the Met Investors Series Trust, is entered into the 11th of February, 2015 and effective January 1, 2015.

WHEREAS, the Agreement provides for the Subadviser to provide certain investment advisory services for the Adviser, for which the Subadviser is to receive agreed upon fees; and

WHEREAS, the parties wish to amend certain provisions of the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, representations, and warranties made herein, covenants and agreements hereinafter contained, and, for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Schedule A of the Agreement is amended in whole to read as follows:

Beginning January 1, 2015 through December 31, 2017, the following fee schedule shall apply:

Percentage of average daily net assets
PIMCO Total Return Portfolio	0.250% of first $1 billion of such assets plus 0.200% on next $2 billion of such assets plus 0.175% of such assets over $3 billion.

The following fee schedule shall apply beginning January 1, 2018:

Percentage of average daily net assets
PIMCO Total Return Portfolio	0.250% of first $1 billion of such assets plus 0.200% of such assets over $1 billion.

2. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the 11th day of February, 2015.

METLIFE ADVISERS, LLC		PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Kristi Slavin	By:	/s/ Brent L. Holden
	Kristi Slavin Senior Vice President		Brent L. Holden Managing Director